Exhibit 99.0

For Immediate Release	Contact:	Leigh Manganaro
December 10, 2003		973 802-2132

PRUDENTIAL ELECTS KARL J. KRAPEK TO BOARD OF DIRECTORS

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) announced today that its Board of Directors has elected Karl J. Krapek to the Board, effective January 1, 2004.

Krapek, 55, served as president and chief operating officer at United Technologies Corporation (UTC), one of the world’s leading suppliers to the aerospace, defense, and building industries, before retiring in 2002. During his 20-year career at UTC, Krapek also served as president for Pratt & Whitney’s aircraft engine division, the Carrier Corporation heating and air conditioning business and the Otis Elevator Company.

Prior to joining UTC, Krapek spent 15 years at General Motors where he was manager of Car Assembly Operations for the Pontiac Motor Car division and project manager of the Fiero sports car.

Krapek serves on the Boards of Visteon Corporation and Lucent Technologies. He is also active in community service in the Hartford, Connecticut area and serves as Vice Chairman of the Board of Trustees of Connecticut State University and as a member of the Board of St. Francis Care, Inc.

Krapek earned a bachelor’s degree in industrial engineering from Kettering University, formerly the General Motors Institute, and a master of science degree from Purdue University.

The size of the Prudential Financial Board will remain at 14 members as Allan Gilmour will leave the Board effective December 31, 2003 due to scheduling conflicts with his responsibilities as Vice Chairman of Ford Motor Company. Gilmour joined the Board of Directors of Prudential Insurance in 1995 and made significant contributions to the critical process of demutualizing Prudential Insurance and establishing Prudential Financial as a public company. Gilmour also provided invaluable service as a member of the Finance and Investment Committees of the Board.

Prudential Financial companies, with approximately $421 billion in total assets under management as of September 30, 2003, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.